Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Dynavax Announces FDA Acceptance for Review of Biologics License Application

and PDUFA Action Date for HEPLISAV-B™

--Investigational adult hepatitis B vaccine offers higher rates of protection in two doses over one month--

BERKELEY, Calif. – March 30, 2016 -- Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that the U.S. Food and Drug Administration (FDA) has accepted for review the Biologics License Application (BLA) for HEPLISAV-B™, the company’s vaccine candidate for immunization against hepatitis B infection in adults 18 years of age and older. The FDA has established September 15, 2016 as the Prescription Drug User Fee Act (PDUFA) action date.

“This filing is another important step toward our goal of bringing HEPLISAV-B to market to protect adults against hepatitis B,” said Eddie Gray, chief executive officer for Dynavax. “We will continue to work closely with the FDA over the coming months in order to achieve HEPLISAV-B approval in the third quarter of 2016.”

The HEPLISAV-B BLA is based on positive immunogenicity results from clinical trials that have generated safety data in more than 10,000 participants. Results of these trials showed that two doses of HEPLISAV-B given one month apart provides significantly higher rates of protection with an equivalent safety profile compared to three doses of Engerix-B, a currently marketed hepatitis B vaccine that is administered over six months. In Phase 3 studies across all participants, HEPLISAV-B achieved peak seroprotection rates of 95.7 percent compared with 79.5 percent for Engerix-B. Additionally, in more than 1,100 participants with diabetes, HEPLISAV-B provided seroprotection rates of 90 percent compared to 65.1 percent for Engerix-B.

“Adult hepatitis B infection remains an important public health concern. If approved, HEPLISAV-B will represent the first advance in hepatitis B immunization in the United States in more than 25 years and will offer rapid protection from hepatitis B after only two doses in just one month,” said Robert Janssen, M.D., chief medical officer and vice president, clinical development for Dynavax. “We believe HEPLISAV-B will provide a significant real-world improvement over currently marketed hepatitis B vaccines.”

About Hepatitis B

Hepatitis B is a viral disease of the liver that can become chronic and can lead to cirrhosis of the liver, hepatocellular carcinoma and death. In the United States, the Centers for Disease Control and Prevention estimates that 19,000 hepatitis B infections continue to occur annually, with the vast majority occurring in adults. There is no cure for hepatitis B, and disease prevention through more effective vaccines is critical to reducing the spread of the disease.

About HEPLISAV-B™

HEPLISAV-B™ is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. In Phase 3 trials, HEPLISAV-B demonstrated higher and earlier protection with fewer doses than a currently licensed hepatitis B vaccine.

HEPLISAV-B is administered in two doses over one-month, offering rapid protection. Currently marketed hepatitis B vaccines are administered in three doses over a six-month schedule. Results of a published Vaccine Safety Datalink study showed that only 54 percent of adults completed the three-dose hepatitis B vaccine series in one year.1 Those who do not complete the series may not be adequately protected against hepatitis B.

Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B™, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information, visit www.dynavax.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding HEPLISAV-B and FDA review. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether there will be changes in the data or interpretation; whether the final study results will be deemed satisfactory by the FDA; whether additional studies or manufacturing process enhancements will be required or other issues will arise that will negatively impact the review and approval by the FDA; initiation, enrollment and completion of pre-clinical studies and clinical trials of our other product candidates, including SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Media Contact:

Katie Hogan

WCG

415.658.9745

khogan@wcgworld.com

Investor Contact:

Michael Ostrach

Chief Financial Officer, Dynavax

510.665.7257

mostrach@dynavax.com

[1]

Nelson, J. et al. American Journal of Public Health, “Compliance with Multiple-Dose Vaccine Schedules Among Older Children, Adolescents and Adults: Results from a Vaccine Safety Datalink Study.” 2009. Vol. 99 No. S2.